DATED 22 FEBRUARY 2006

(1) ANGELA JANE BOND WALLIS and DAVID ALAN WOODS

(2) BAF PRINTERS LIMITED

(3) MTS MEDICATION TECHNOLOGIES LIMITED

LEASE

Portland House
Cross Chancellor Street
Leeds
LS6 2TG

BLACKS
Solicitors
(Ref: MW/WOO522/1)

THIS LEASE is made on 22 February 2006

BETWEEN:-

(1)	ANGELA JANE BOND WALLIS of Manor House Farm, Carr Lane, Thorner, Leeds, LS14 3EY and DAVID ALAN WOODS of 22 Carr Hill Avenue, Calverley, Pudsey, LS28 5QG (the “Landlord”);

(2)	BAF PRINTERS LIMITED (No: 00887241) whose registered office is at Portland House, Cross Chancellor Street, Leeds, LS6 2TG (the “Tenant”); and

(3)	MTS MEDICATION TECHNOLOGIES LIMITED (No: 04562981) whose registered office is at Unit 6A-6B Dalton Co, Blackburn Interchange, Lower Darwen, Blackburn, Lancashire, BB3 0AT (the “Guarantor”).

IT IS AGREED as follows:-

1.	INTERPRETATION

1.1	In this Lease:-

”1995 Act”	means the Landlord and Tenant (Covenants) Act 1995

“Act of Parliament”	means any statute or any order, instrument or regulation made under it, or any notice or order issued by a government department, the legislative making institutions of the European Union, minister or local public regulatory or other authority

“Amenities”	means drainage, water gas, electricity, telephone and any other services or amenities of like nature

“the Brown Land”	the land shown coloured brown on the Plan

“Conducting Media”	means gutters, gullies, pipes, sewers, drains, watercourses, channels, ducts, flues, wires, aerials, cables, mains, cisterns, tanks and all other conducting media together with all meters and other apparatus used in connection with them

““Environment Act”	means the Environmental Protection Act 1990 and any other Act of Parliament of a similar nature in force at any time during the Term

“Guarantor”	means the person (if any) referred to as “Guarantor” on page 1 and includes the personal representatives of the Guarantor and any other person who may from time to time guarantee all or any of the Tenant’s obligations under this Lease

“Head Lease”	means a lease dated 17th March 1967 made between The Lord Mayor Aldermen and Citizens of the City of Leeds (1) and Leslie Weare Jackman (2) and a supplemental lease dated 12th March 1992 made between Leeds City Council (1) and the Tenant (2) together with (where the context so admits) any deed, document or agreement amending or supplemental to it

“Insurance Rent”	means the sum payable by the Tenant in relation to insurance pursuant to and in the manner set out in Clause 5.2.1

“Insured Risks”	means fire, lightning, explosion, storm, tempest, flood, impact, bursting or overflowing of water tanks and pipes, earthquake, damage by aircraft and other aerial devices or articles dropped from them, riot and civil commotion, labour disturbances and malicious damage and such other risks as the Landlord at any time during the Term reasonably deems desirable or expedient to insure against

“Interest Rate”	means interest at the rate of 2 per centum per annum above Barclays Bank PLC Base Rate for the time being in force, (both before and after any judgment) or if such Base Rate ceases to be published then at the rate of 2 per centum per annum above the rate at which the Landlord could reasonably borrow such sums from time to time from a UK Clearing Bank

“Landlord”	means the person referred to as “Landlord” on page 1 and includes the reversioner for the time being immediately expectant on the determination of the Term

“Landlord’s Permission”	means the previous consent in writing of the Landlord (such consent not to be unreasonably withheld or delayed) and (where requisite) any Superior Landlord and their respective mortgagees (in the case of the Landlord only) in the form of a licence executed as a deed by the then Landlord, Tenant and any Guarantor and duly dated and containing such covenants as the Landlord reasonably requires

“this Lease”	means this deed and any other deed, document or agreement at any time during the Term amending or supplemental to it

“Plan”	means the plan annexed to this Lease

“Planning Acts”	means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning and Compensation Act 1991 and any other Act of Parliament of a similar nature in force at any time during the Term

“Premises Acts”	means the Occupiers’ Liability Act 1957, the Factories Act 1961, the Offices Shops and Railway Premises Act 1963, the Fire Precautions Act 1971, the Defective Premises Act 1972, the Health and Safety at Work etc. Act 1974, the Occupiers’ Liability Act 1984 and any other Act of Parliament regulating the safety of premises and those occupying or visiting the same in force at any time during the Term

“Property”	means the property described in Schedule 1

“Rent”	means the yearly rent of £30,000.00 (thirty thousand pounds)

“Rent Commencement Date”	means 22nd February 2007

“any Superior Landlord”	means any person at any time during the Term having a title to the Property in reversion mediately or immediately expectant upon the termination of the Landlord’s title

“Tenant”	means the person referred to as “Tenant” on page 1 and includes the successors in title and permitted assigns of the Tenant and all persons claiming through or under the Tenant

“Term”	means the term specified in Clause 2

“Termination Date”	means the date of expiration or sooner determination of the Term

“VAT”	means Value Added Tax or any equivalent tax which may at any time during the currency of this Lease be imposed in substitution for it or in addition to it and all references to rents or other sums payable by the Tenant are exclusive of VAT

1.2	In interpreting this Lease:-

1.2.1	references to Clauses, pages and Schedules are to Clauses, pages and Schedules of this Lease unless stated otherwise;

1.2.2	where reference is made to a statute this includes all prior and subsequent enactments, amendments and modifications relating to that statute and any subordinate legislation made under it;

1.2.3	where the context so admits references to a “person” include any individual, firm unincorporated association or body corporate, the singular number includes the plural number and vice versa and words importing one gender include all genders;

1.2.4	if the Landlord Tenant or the Guarantor is or are at any time more than one person, any reference to the Landlord Tenant or the Guarantor is deemed to refer to each such person and any obligation on the part of the Landlord Tenant or the Guarantor takes effect as a joint and several obligation;

1.2.5	the headings and index to this Lease are to be disregarded;

1.2.6	any covenant by the Tenant not to carry out any action is to be construed as if it is (where appropriate) additionally a covenant by the Tenant not to permit or suffer such action to be done;

1.2.7	wherever and to the extent that any provision of this Lease would or might contravene the provisions of section 25 of the 1995 Act then:-

(a)	such provision is to take effect only in so far as it may do so without contravening section 25 of the 1995 Act; and

(b)	where such provision is incapable of having any effect without contravening section 25 of the 1995 Act this Lease is to be construed and interpreted as if such provision were deleted; and

(c)	the legality, validity and enforceability of any of the remaining provisions of this Lease is not in any way to be affected or impaired as a result.

2.	DEMISE, RENT AND OTHER PAYMENTS

The Landlord demises the Property with full title guarantee (other than in relation to the Brown Land where the Landlord shall grant such right title and interest it has in relation to the Brown Land) to the Tenant for the term of 3 (three) years commencing on and including 22nd February 2006 the Tenant paying therefor by way of rent throughout the Term without any deduction, counterclaim or set off (whether legal or equitable) (save as required by statute):-

2.1	the Rent to be paid from the Rent Commencement Date by equal quarterly payments in advance on 25 March, 24 June, 29 September and 25 December in every year the first payment of the Rent being an apportioned amount from the Rent Commencement Date to the next following rent payment date becoming due on the Rent Commencement Date;

2.2	the Insurance Rent;

2.3	all other sums (including VAT) due from the Tenant to the Landlord under the terms of this Lease.

3.	TENANT’S COVENANTS

The Tenant covenants with the Landlord:-

3.1	Rent and Payments

to pay the Rent and other sums reserved as rent by this Lease at the times and in the manner at and in which the same is reserved in this Lease and made payable and if required by the Landlord at any time during the Term to pay them by banker’s standing order or direct debit as requested in writing by the Landlord from time to time;

3.2	Outgoings

3.2.1	to pay all rates, taxes, duties, charges, assessments and outgoings whatsoever which are now or may during the Term be payable in respect of the Property except for

(a)	any tax payable by the Landlord or any Superior Landlord as a result of a dealing or deemed dealing by the Landlord or any Superior Landlord with their respective reversionary interest in the Property

(b)	any tax (other than value added tax) payable by the Landlord in respect of receipt of rent or other payment arising under this Lease;

3.2.2	to pay for all Amenities used by or available to the Property (including all standing charges) and to observe and perform all present and future regulations of the statutory supply authorities;

3.3	Repair
Not to cause any damage to the Property and to make good any damage caused during the Term (damage by those of the Insured Risks from time to time insured against alone excepted unless such insurance is vitiated or payment of the policy monies refused in whole or in part in consequence of any act or omission of the Tenant or the Tenant’s employees, licensees and/or visitors or the Tenant fails to pay any excess in accordance with the provisions of this Lease);

3.4	Access of Landlord and Notice to Repair
to permit the Landlord and all persons authorised by the Landlord (with or without equipment) to enter upon the Property at reasonable times on reasonable prior notice (except in an emergency where no notice is required):-

3.4.1	to take inventories, to view and examine the state of repair and condition of the Property and to determine whether the Tenant has complied with all its obligations in this Lease and to give to the Tenant notice in writing of all defects affecting the Property and the Tenant covenants, within the period of 28 days after the giving of such notice, to commence to repair and make good the Property as soon as reasonably practicable and if the Tenant fails satisfactorily to comply with such notice the Landlord may at any time (but without prejudice to the right of re-entry contained in this Lease) enter the Property with workmen and all necessary equipment to repair and make good the Property and the reasonable expense of such repairs together with all reasonable legal and surveyors fees incurred in connection with this sub-clause, must be repaid by the Tenant to the Landlord upon demand as a contractual debt with interest at the Interest Rate from the date being 7 days from demand to the date of repayment;

3.4.2	to inspect the Property for all purposes connected with any proposed action pursuant to any dealing with the Landlord’s or any Superior Landlord’s reversionary interest in the Property and to furnish such information relevant for such purposes as may reasonably be requested in writing by the Landlord;
Provided that any exercise of the above rights by the Landlord does not constitute an action for forfeiture by the Landlord or evidence an intention to accept or effect a surrender of the Term;

3.5	Alterations and Additions

not to make any structural alterations, additions or improvements to the Property and not to merge the Property with any adjoining or adjacent premises Provided that the Tenant is permitted to carry out internal non-structural alterations to the Property with the Landlord’s Permission.-

3.6	User

not to use the Property or any part of it for any other purpose than as permitted by th Head Lease;

3.7	Dealings

3.7.1	not (except by way of a permitted assignment of the whole of the Property) to part with or share the possession or occupation of the whole or any part of parts of the Property;

3.7.2	not to hold the Property or any part or parts of the Property or this Lease on trust for another;

3.7.3	not to assign transfer or charge any part or parts (as opposed to the whole) of the Property;

3.7.4	not to charge the Property;

3.7.5	not to underlet the whole or any part or parts of the Property.

3.7.6	Assignment/Transfer
not to assign or transfer the Property as a whole without first:-

(a)	making a written application for a licence to assign and obtaining the Landlord’s Permission;

(b)	satisfying the circumstances specified for the purposes of section 19(1A) of the Landlord and Tenant Act 1927 and set out in Clause 3.7.7; and

(c)	complying with the conditions specified for the purposes of section 19(1A) of the Landlord and Tenant Act 1927 and set out in Clause 3.7.8;

3.7.7	the circumstances referred to in Clause 3.7.6 (b) are that:-

(a)	all sums due from the Tenant under this Lease have been paid at the date of the application of the licence to assign; and

(b)	in the Landlord’s reasonable opinion there are at the date of the application for the licence to assign no material outstanding breaches of any tenant covenant under this Lease or any personal covenants undertaken by the Tenant relating to the state and condition of the Property;

(c)	in the Landlord’s reasonable opinion the proposed assignee is a person who at the date of the application for licence to assign is likely to be able to comply with the tenant’s covenants in this Lease and is likely to continue to be such a person following the assignment;

(d)	the proposed assignee does not have the benefit of diplomatic immunity;

(e)	the proposed assignee is a corporation registered in (or if an individual is resident in) a jurisdiction in which the order of a Court obtained in England and Wales will be enforced without any consideration of the merits of the case;

3.7.8	the conditions referred to in Clause 3.8.6 (c) are that:-

(a)	the Tenant enters into an authorised guarantee agreement (as defined in section 16 of the 1995 Act), such agreement to be by way of deed in the form set out in Schedule 2 with such amendments or additions as the Landlord reasonably requires;

(b)	if reasonably required by the Landlord any guarantor of the Tenant enters into a guarantee such guarantee to be by way of deed in the form set out in Schedule 2 with such amendments or additions as the Landlord reasonably requires;

(c)	if reasonably required by the Landlord the proposed assignee obtains one or more guarantors reasonably acceptable to the Landlord who covenants by deed with the Landlord in the form set out in Schedule 2 with such amendments or additions as the Landlord reasonably requires;

(d)	the written licence to assign contains a condition that if at any time prior to the assignment the circumstances (or any of them) specified in Clause 3.7.7 cease to exist the Landlord may revoke the licence by written notice to the Tenant;

(e)	if reasonably required by the Landlord the proposed assignee deposits in a bank account with a bank nominated by the Landlord a cash deposit equal to one quarter of the annual Rent and the proposed assignee enters into a deed charging that deposit in favour of the Landlord to secure the payment of Rent and other tenant obligations under this Lease, such charge to be in such form as the Landlord reasonably requires;

3.7.9	nothing in this Clause 3.7 limits the Landlord’s right to withhold consent to an assignment in circumstances other than those mentioned in Clause 3.7.7 if it is reasonable to do so, or to give consent to an assignment subject to conditions other than those mentioned in Clause 3.7.8 if those conditions are reasonable;

3.8	Advertisements

no advertisement, sign or other indications of trade or business is to be set up on or affixed to the Property without the Landlord’s Permission provided that it is agreed that the Landlord has consented to the existing signs at the Property;

3.9	Notices

3.9.1	as soon as reasonably practicable following receipt to give full particulars to the Landlord of any communication affecting the Property or the assessment of any rate, tax, duty, charge or other outgoing now or hereafter payable on or in respect of the Property or the nature or value of the Landlord’s or any Superior Landlord’s interest in theProperty;

3.9.2	at the reasonable request of the Landlord to make or join with the Landlord in making such objections to or representations against or in respect of any such communication as the Landlord deems fit Provided that the Tenant shall not be required to make any objections which are in the Tenant’s reasonable opinion contrary to its genuine business interest;

3.9.3	at the Landlord’s reasonable request and cost to take all reasonable steps reasonably required by the Landlord in respect of any such communication;

3.10	Statutory Provisions, Fire and Health and Safety and Planning

3.10.1	at the Tenant’s cost to comply with all Acts of Parliament both present and future affecting the Property or the user thereof or the use of any plant, machinery, fixtures or fittings in them and to keep the Landlord indemnified against all actions, proceedings, costs, claims, demands and liabilities relating to them Provided that no provision in this Lease shall impose any liability on the Tenant in respect of or in relation to any pollution of the environment and/or the presence of any hazardous substances contamination or pollution at the Property except to the extent that such pollution or contamination arises from the activities of the Tenant its employees agents contractors or undertenants during the term of this Lease;

3.10.2	not to make any application under the Planning Acts or the Environment Act without the prior written consent of the Landlord such consent not to be unreasonably withheld or delayed;

3.11	Rights of Light and Encroachments

not to stop up, darken or obstruct any windows or lights belonging to the Property or any other premises nor to permit any new window, light, opening, doorway, path, passage, conduits or other encroachment or easement to be made into, against or upon the Property which might be or become a detriment or annoyance or inconvenience to the Landlord or any Superior Landlord and in case any such window, light, opening, doorway, path, passage, conduit or other encroachment or easement is made or attempted to be made the Tenant will give notice as soon as reasonably practicable upon becoming aware of the same of it or them to the Landlord and will at the request and cost of the Landlord adopt such reasonable means as may be reasonably required to prevent any such encroachment or the acquisition of any such easement;

3.12	Indemnity

3.12.1	to keep the Landlord and any Superior Landlord fully indemnified against all losses, actions, proceedings, claims, demands and reasonable costs and expenses arising directly or indirectly out of any act, omission or negligence of the Tenant, or any persons at the Property expressly or impliedly with the Tenant’s authority or any breach or non observance of the covenants, conditions or other provisions of this Lease or any matters to which this demise is subject;

3.12.2	to notify the Landlord in writing immediately upon becoming aware of any of the events or matters referred to in sub-clause 3.12.1 occurring or arising;

3.13	Costs

to pay to the Landlord within 7 days of written demand and on an indemnity basis all reasonable and proper costs, charges, expenses (including reasonable legal costs and surveyors fees and other professional fees and any commission payable to a Bailiff where appropriate), losses and liabilities which may be reasonably and properly incurred by the Landlord:-

(a)	in or in contemplation of any proceedings under sections 146 and 147 of the Law of Property Act 1925 (notwithstanding that forfeiture may be avoided otherwise than by relief granted by the court);

(b)	as a result of or in connection with any application for Landlord’s Permission whether or not the application is withdrawn or the Landlord’s Permission is refused (other than unreasonably) save where such Landlord’s Permission is granted subject to conditions which are declared by a court of competent jurisdiction to be unreasonable; and

(c)	remedying any breach by the Tenant of any of the Tenant’s covenants or obligations in this Lease;

3.14	Yield Up

immediately prior to the Termination Date quietly to yield up the Property to the Landlord in accordance with the proper performance of the Tenant’s covenants contained in this Lease and with all refuse, tenants fixtures and fittings and lettering and signs put up by the Tenant duly removed;

3.15	VAT

3.15.1	to pay VAT upon the Rent and upon any other sums payable by the Tenant or any other supply of goods or services (within the meaning of section 5 and Schedule 4 of the Value Added Tax Act 1994) made by the Landlord to the Tenant under this Lease so far as such tax is properly chargeable upon the same and in relation to taxable supplies made by the Landlord to the Tenant the Landlord will deliver to the Tenant a valid VAT invoice addressed to the Tenant;

3.15.2	in every case where the Tenant has agreed to reimburse or indemnify the Landlord in respect of any payment made by the Landlord under the terms of or in connection with this Lease to reimburse also any VAT paid by the Landlord on such payment unless the VAT is actually recovered by the Landlord as an input in relation to supplies to the Landlord;

3.16	Interest on Arrears

that if any sums from time to time payable by the Tenant to the Landlord under this Lease are not paid to the Landlord on the date when such sums become due (whether lawfully demanded or not) or are tendered to the Landlord but the Landlord reasonably refuses to accept them so as to preserve any rights the Landlord has, to pay to the Landlord (without prejudice to any other right, remedy or power available to the Landlord) interest on such sums (both before and after any judgment) from the date when they first became due until the date of actual payment at the Interest Rate;

3.17	Removal of Tenant’s Effects

to remove any signs, refuse, tenant’s furniture or goods upon the Property at the determination of the Term (howsoever determined) and to make good any damage caused by such removal. If the Tenant fails to remove them then (without prejudice to any other remedy of the Landlord) the Landlord may, as agent of the Tenant (and the Landlord is appointed by the Tenant to so act), sell any property and hold the proceeds of sale after deduction of the costs and expenses of removal, storage and sale to the order of the Tenant and the Tenant covenants to indemnify the Landlord against any liability incurred by the Landlord to any third party whose property has been sold by the Landlord in the bona fide mistaken belief (which is presumed unless the contrary be proved) that such property belonged to the Tenant;

3.18	Head Lease

to perform and observe the provisions of the Head Lease (except only the covenants for the payment of the rents reserved by the Head Lease and the covenants at clauses 3 (11) and 3 (12) of the lease dated 17th March 1967 made between the Lord Mayor Aldermen and the Citizens of the City of Leeds (1) and Leslie Weare Jackman (2)) and to keep the Landlord indemnified against all costs, claims, demands and expenses arising either directly or indirectly from any failure by the Tenant to perform and observe the tenant’s obligations under the Head Lease;

3.19	Replacement Guarantor

if any of the circumstances set out in sub-clause 6.1 of this Lease happen in relation to any guarantor of any of the tenant’s covenants in this Lease the Tenant will notify the Landlord as soon as they occur and will immediately procure that an alternative guarantor acceptable to the Landlord (acting reasonably) covenants with the Landlord as guarantor in place of the guarantor and to the same extent.

4.	LANDLORD’S COVENANTS

The Landlord covenants with the Tenant subject to the Tenant complying with terms of this Lease:-

4.1	Quiet Enjoyment

that the Tenant may peaceably and quietly hold and enjoy the Property during the Term without any unlawful interruption or disturbance by the Landlord or any person rightfully claiming through or under the Landlord;

4.2	Compliance with Head Lease

to pay the rent and other sums from time to time payable under the provisions of the Head Lease.

4.3	Remediation Works

4.3.1	the Landlord covenants with the Tenant at it’s own expense to carry out and complete or procure the completion of the removal of all asbestos at the Property as identified in a Report dated 31 January 2006 carried out by A1 Insulation a copy of which is annexed to this Lease (the “Landlord’s Works”).

4.3.2	The Landlord's Works must be carried out:-

(a)	in a good and workmanlike manner

(b)	by reputable contractors experienced in removal of asbestos of this type;

(c)	using good quality and suitable materials goods and equipment of their several kinds and in compliance with all relevant British Standard specifications relevant at the date of execution of the Landlord’s Works

(d)	in accordance with all relevant regulations and legislation relating to the removal of Asbestos;

(e)	to the reasonable satisfaction of the Tenant

(f)	within six months of the date of this Lease

4.3.3	The Tenant shall permit the Landlord and any contractors or workmen employed by it to obtain access to the Property for the purpose of complying with the obligations at Clause 11.1 and 11.2 at reasonable times and on reasonable notice and having first liased with the Tenant in relation to the carrying out of the Landlord’s Works and causing as little interference and inconvenience as possible to the Tenant’s business and use and occupation of the Property

4.3.4	On completion of the Landlord’s Works the Landlord shall procure that a copy of the certificate confirming completion of the removal of the asbestos is provided to the Tenant.

5.	INSURANCE

5.1	Landlord’s Insurance Obligations

The Landlord covenants with the Tenant subject to the Tenant complying with the terms of this Lease, to keep the Property or procure that the Property is kept insured during the Term (unless such insurance becomes void or renewal is refused by reason of some act, neglect, default or omission of the Tenant or the Tenant’s employees, licensees or visitors) against:-

5.1.1	the occurrence of the Insured Risks in such a sum as the Landlord is from time to time advised represents the full re-instatement value of the Property;

5.1.2	the cost of demolition and site clearance and the professional and other fees and costs likely to be incurred from time to time in rebuilding or re-instating the Property including (for the avoidance of doubt) any costs incurred by the Landlord in complying with building or other regulations under or framed in pursuance of any Act of Parliament or with By-Laws of any Municipal or Local Authority and any VAT which the Landlord cannot recover from Customs & Excise;

5.1.3	loss of the Rent due to damage or destruction by any of the Insured Risks for a period of 3 years

5.1.4	third party and public indemnity liability of the Landlord to a reasonable amount having regard to the Landlord’s potential liability;

but so that:-

5.1.5	the Landlord’s obligation to maintain insurance is subject to insurance cover being obtainable on reasonable terms from a reputable insurance company on the insurance market in the United Kingdom; and

5.1.6	the Landlord is not obliged to insure for any excess exclusion or limitations that are standard in the market place for the type of cover.

5.2	Tenant’s Insurance Obligations

The Tenant covenants with the Landlord:-

5.2.1	to pay within 7 days of demand therefor:-

(a)	all gross premiums and other sums payable by the Landlord in complying with the Landlord’s covenant contained in Clause 5.1 of this Lease;

(b)	the amount of any additional premiums payable for the insurance of the Property against the Insured Risks during the Term by reason of the trade or business carried on or at the Property or anything done or kept thereon being deemed (in their absolute discretion) a hazardous or special risk by the Landlord’s insurers;

(c)	the amount required to make up any excess deducted by the Landlord’s insurers or underwriters in respect of any claim;

5.2.2	to maintain insurance in respect of the Property against any liability the Tenant or any occupier of the Property may incur under the Premises Acts and any liability under the indemnity provisions of Clause 3.12

5.2.3	to effect all such insurances in the name of the Tenant and to procure that the Landlord’s interest is noted on the said policy or policies, and (if so required by the Landlord) any Superior Landlord’s interest and/or of any mortgagee of the Landlord and/or of any Superior Landlord in some insurance office or offices of repute approved by the Landlord acting reasonably and at the reasonable request of the Landlord to produce the policy or policies of such insurance and the receipt for or evidence of payment of the last premium payable under it but not more than once in any 12 month period;

5.2.4	if the Tenant fails to effect and maintain such insurances, the Landlord may effect and maintain the same and the Tenant covenants on demand to reimburse to the Landlord all monies reasonably expended by the Landlord for that purpose;

5.2.5	to insure and keep insured all plate glass and other windows now or at any time during the Term installed in the Property in their full re-instatement value against the usual risks of destruction or damage and, in case of such damage or destruction, to lay out the whole of the monies obtained from such insurance in repairing or replacing them, the Tenant making good any deficiency out of the Tenant’s own monies;

5.2.6	to comply with the requirements imposed by the insurers;

5.2.7	to notify the Landlord of the occurrence of any Insured Risk as soon as reasonably practicable after becoming aware of it;

5.2.8	not to maintain any other insurance in respect of the Property other than as referred to in sub-clauses 5.2.2 and 5.2.5 of this Lease;

5.2.9	not to do anything on the Property which may render any increased or extra premium payable for the insurance of the Property unless the Tenant pays the additional premium to the Landlord or which may make void or voidable any insurance policy and to reimburse the Landlord immediately on demand the cost of any such increased or extra premium

5.3	Suspension of Rent

If the Property or any part of it is at any time during the Term destroyed or damaged by any of the Insured Risks so as to be unfit for occupation and use and provided that the policy or policies of insurance effected by the Landlord has not been vitiated or payment of the policy monies refused in whole or in part in consequence of some act, neglect, default or omission of the Tenant or the Tenant’s employees, licensees or visitors (save for such irrecoverable monies are paid by the Tenant to the Landlord) then the Rent, or a fair and reasonable proportion of it according to the nature and extent of the damage sustained, will be suspended until the Property is again rendered fit for occupation and use or for such period as may be covered for loss of rent by the policy or policies of insurance effected by the Landlord (whichever period is the shorter).

5.4	Reinstatement

If the Property is damaged or destroyed by any of the Insured Risks from time to time insured against subject to:-

5.4.1	the Landlord obtaining all necessary consents (which the Landlord covenants to use all reasonable endeavours to obtain);

5.4.2	payment by the Tenant of any reasonable excess deducted by the Landlord's insurers or underwriters; and

5.4.3	the insurance not having been vitiated or payment refused in whole or in part in consequence of any act or omission of the Tenant or the Tenant’s employees, licensees or visitors save where such irrecoverable monies are paid by the Tenant to the Landlord;

the Landlord will cause all insurance monies received by the Landlord (other than in respect of loss of rent, costs and fees) to be laid out as soon as reasonably practicable in or towards rebuilding or reinstating the Property making up any shortfall from its own monies so far as reasonably practicable to the same state as before such damage or destruction.

5.5	Determination of the Term

If the Property is at any time during the Term completely destroyed or substantially damaged (as to which the decision of the Landlord prevails) by any cause whatsoever the Landlord may at any time within one year thereafter give to the Tenant notice in writing determining the Term and it immediately ceases and determines but without prejudice to the rights of either party against the other in respect of any prior breach of any obligation contained in this Lease and in the event of such determination (or if the rebuilding or re-instatement of the Property is prevented or frustrated by any other reason whatsoever) the Landlord is entitled to receive the whole of any insurance monies paid in respect of the Property for the Landlord’s benefit.

6.	PROVISOS AND DECLARATIONS

6.1	Re-Entry

If:-

6.1.1	the Rent or any part of it is unpaid for 14 days after becoming payable (whether formally demanded or not); or

6.1.2	any covenant on the Tenant's (or the Guarantor's) part or any condition contained in this Lease is not performed or observed; or

6.1.3	the Tenant (or Guarantor) enters into an arrangement or composition for the benefit of its creditors; or

6.1.4	the Tenant (or Guarantor) has any distress or other execution levied on its goods; or

6.1.5	an individual Tenant (or Guarantor) dies or commits and act of bankruptcy or has an Administration Order made in respect of it or appears unable to pay its debts within the meaning of section 268 of the Insolvency Act 1986; or

6.1.6	a corporate Tenant (or Guarantor) has a winding up order made in respect of it other than a members voluntary winding up of a solvent company for the purposes of amalgamation or reconstruction approved by the Landlord (such approval not to be unreasonably withheld) or has a receiver, administrator or an administrative receiver appointed of it or any of its assets or is dissolved or struck off the Register of Companies or (being a corporation incorporated outside the United Kingdom) is dissolved or ceases to exist under the laws of its country or state of incorporation or appears unable to pay its debts within the meaning of section 132 of the Insolvency Act 1986.

then it is lawful for the Landlord or any person authorised by the Landlord at any time thereafter to re-enter upon the Property or any part of it in the name of the whole and thereupon the Term absolutely determines but without prejudice to any right of action of the Landlord in respect of any breach of the Tenant’s obligations contained in this Lease.

6.2	Compensation for Disturbance

Any statutory right of the Tenant to compensation from the Landlord on vacating the Property is excluded from this letting to the extent allowed by law.

6.3	No Implied Rights

Section 62 of the Law of Property Act 1925 is excluded from this Lease and the Tenant is not by virtue of this Lease deemed to have acquired or be entitled by any means whatsoever to any easement affecting any other land or premises now or at any time after the date of this Lease belonging to the Landlord and not comprised in this Lease.

6.4	Jurisdiction

This Lease is governed by English law and the parties submit to the exclusive jurisdiction of the High Court of Justice in England.

6.5	Service of Notices

6.5.1	Any notice (which includes any communication) to be served by any party to this Lease must be in writing and is deemed to be properly served if sent by Recorded or Special Delivery or delivery by hand in the case of:-

(a)	a company, to the registered office of such company; or

(b)	an individual, to the address of such individual

in both cases to the address as stated in this Lease, unless such company or individual has notified the other of any change in the registered office of such company or address of such individual in accordance with the terms of this Clause.

6.5.2	Service of any notice is deemed to be effected in the case of:-

(a)	delivery by hand, at the time of delivery, unless the notice is received either after 4.00pm on a working day or on a day which is not a working day, in which case it is deemed to be effected on the next working day; or

(b)	service by Recorded or Special Delivery, at the expiration of 2 (two) working days from delivery into the custody of the postal authorities in proving service it is sufficient to prove that personal delivery was made or that the envelope containing such notice was properly addressed and delivered into the custody of the postal authorities as a prepaid first class Recorded or Special Delivery.

6.5.3	If the party to whom any notice to be served consists of more than one person the service of notice upon one of such persons constitutes service upon all of them.

6.5.4	Any notice:-

(a)	required to be given by a party may be given by that party’s solicitor or agent; and/or

(b)	addressed to a party by name is not rendered invalid by reason of the party having died, become insolvent or changed name, whether or not the party serving notice is aware of the fact.

6.5.5	If the Landlord assigns the benefit of its interest under this Lease and either the assignee or the Landlord gives notice of such assignment to the Tenant any notice required under this Lease is deemed properly served on the Landlord only if served on both the Landlord and the assignee in accordance with the provisions of this Lease.

6.6	No Warranty as to Use

Nothing in this Lease implies that the Property may lawfully be used for the purpose specified as the authorised use in this Lease.

6.7	New Lease

This is a new tenancy for the purposes of the Landlord and Tenant (Covenants) Act 1995.

6.8	Head Lease and Mortgagees

6.8.1	Any rights or reservations reserved to the Landlord are reserved also in favour of any Superior Landlord and any mortgagee of the Landlord or any Superior Landlord, as appropriate.

6.8.2	Where the Landlord’s consent for any matter is required under the terms of this Lease and consent is also required from any Superior Landlord or any mortgagee, as appropriate, under the terms of the Head Lease or the mortgage, as appropriate:-

(a)	the Landlord is entitled to withhold the giving of consent until the consent of the Superior Landlord or any mortgagee, as appropriate, has been given; and

(b)	nothing in this Lease implies that such further consents may not be unreasonably withheld or delayed;

7.	GUARANTOR’S COVENANTS

TheGuarantor covenants as primary obligor with the Landlord in the terms set out in Schedule 2.

8.	PERSONAL COVENANTS

Any covenants or obligations contained in any agreement to grant this Lease on the part of the Landlord, any predecessor in title to the Landlord or a developer are personal covenants on the part of the person entering into such covenants or obligations and are not annexed to and incidental to the Property and are not enforceable against the Landlord qua Landlord.

9.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT

A person who is not a party to this Lease has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Lease but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

10.	OPTION TO DETERMINE

If the Tenant shall desire to determine this Lease on the first anniversary of the commencement of the Term or at any time thereafter during the Term (the “Break Date”) and shall give not less than 6 months written notice of such desire to the Landlord and shall have paid Rent and all other sums due form the Tenant to the Landlord under the terms of this Lease up to the Break Date and shall on the Break Date give vacant possession of the Property to the Landlord then at the expiration of the said 6 month written notice period this Lease and everything herein contained shall cease and determine but without prejudice to any claim by the Landlord or the Tenant in respect of any antecedent breach of any covenant condition or agreement herein contained.

11.	EXCLUSION OF SECURITY OF TENURE

11.1	Prior to the Tenant entering into this Lease or becoming contractually bound to do so the Landlord served a notice on the Tenant under Section 38A (3) of the Landlord and Tenant Act 1954 and the Tenant made a statutory declaration complying with the requirements of Schedule 2 of the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003.

11.2	The parties agree that the provisions of Sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954 shall not apply to the tenancy created by this Lease.

11.3	A copy (certified by solicitors as a true copy of the original) of the notice and statutory declaration referred to in clause 11.1 above are annexed to this Lease.

12.	OPTION TO RENEW

12.1	In this Clause the following words shall have the following meanings:-

12.1.1	“New Lease” means a lease to be granted by the Landlord to the Tenant pursuant to this Clause on terms set out below.

12.1.2	“New Lease Completion Date” means the date of completion of the New Lease in accordance with this Clause.

12.1.3	“Market Rent” means the annual rent at which the Property would reasonably be expected to be let on the New Lease Completion Date upon a letting for a term of 7 years (such letting to be contracted outside of the security of tenure provisions of sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954) commencing on the New Lease Completion Date as might reasonably be expected to be negotiated in the open market on the assumptions that:-

(a)	the Property is fully fitted out and equipped to the requirements of a willing tenant and is available for immediate beneficial occupation and use

(b)	the Property is to be let as a whole by a willing landlord to a willing tenant without payment of a fine or premium and with vacant possession and on the terms of the New Lease

(c)	the Property can lawfully be used as a printing works with ancillary offices and car-parking

(d)	no work has been carried out on or about the Property by the Tenant or it’s respective predecessors in title which has reduced the lettable floor area of the Property or diminished the rental value of the Property and that in case the Property has been damaged or destroyed they have been fully restored

(e)	no reduction is to be made to take account of any rent free period or other rental concessions which on a new letting with vacant possession might be granted to an incoming tenant in respect of the carrying out by such incoming tenants of fitting out works to the Property.

(f)	the Tenant is able to recover VAT in full

(g)	the covenants and provisions of the Lease on the part of the Landlord and Tenant have been fully performed and observed but disregarding any effect on rental value of :-

(a)	the fact that the Tenant or their respective predecessors in title in their respective businesses have been in occupation of the Property

(b)	the existence at the New Lease Completion Date of any improvement to the Property or any part thereof carried out with consent where required otherwise than in pursuance of an obligation to the Landlord or its predecessors in title (except obligations requiring compliance with statutes or directions of local authorities or others bodies exercising powers under statute or by royal charter) by and at the sole cost of the Tenant or their respective predecessors in title during the Term or during any period of occupation prior thereto

(c)	any goodwill attached to the Property by reason of any business carried out there by the Tenant or by any authorised undertenant or by any of their predecessors in business

(d)	the taxable status of the Tenant for the purposes of VAT or any other tax

12.1.4	"Schedule of Condition" means the schedule of condition to be obtained by the Tenant in accordance with this Clause 12

12.2	If the Tenant wishes to take the New Lease it shall serve written notice to that effect (the “Option Notice”) on the Landlord not less than 6 months prior to the expiry of the Term and the Landlord shall grant and the Tenant shall accept the New Lease on the day following the expiry of the Term.

12.3	The New Lease shall be granted on the same terms as this Lease but with the following amendments:-

12.3.1	The Term shall be 7 years

12.3.2	the rent shall be the Market Rent as ascertained pursuant to the provisions of Clause 12.7 below

12.3.3	the option to renew contained in this Clause shall be deleted

12.3.4	Clause 3.3 shall be deleted and shall be replaced with the following:-

“ 3.3 to keep the Property clean and in good and substantial repair and working order (damage by those of the Insured Risks from time to time insured against alone excepted unless such insurance is vitiated or payment of the policy monies refused in whole or in part in consequence of any act or omission of the Tenant or the Tenant’s employees, licensees and/or visitors or the Tenant fails to pay any excess in accordance with the provisions of this Lease) and PROVIDED that the Tenant shall not be obliged by this Clause or by any other Clause within this Lease to put the Property into any better state of repair or condition than as evidenced by the Schedule of Condition annexed hereto”

12.3.5	The Schedule of Condition shall be annexed to the New Lease

12.3.6	In Clause 10 the words

on the first anniversary of the commencement of the Term or at any time thereafter during the Term (the "Break Date")"

shall be deleted and the following words inserted

“at any time during the term (the “Break Date”)"

12.4	The New Lease shall be excluded from the operation of sections 24 to 28 (inclusive) of the Landlord and Tenant Act (1954)

12.5	If the Tenant serves the Option Notice it shall as soon as reasonably practicable thereafter procure that a Schedule of Condition in relation to the Property is obtained at it’s own cost and shall provide a copy of the same to the Landlord.

12.6	The Landlord shall use reasonable endeavours to agree the Schedule of Condition with the Tenant prior to the New Lease Completion Date and its approval shall not be unreasonably withheld or delayed.

12.7	In the event that the Tenant serves the Option Notice the Landlord and the Tenant shall endeavour to agree the Market Rent but if (for whatever reason) the Market Rent shall not have been agreed by the date being three months before the New Lease Completion Date then either the Landlord or the Tenant may by notice in writing require that the Market Rent be determined by a valuer who shall be appointed by the Landlord or the Tenant or in default of agreement appointed on the request of either party by the President for the time being of the RICS provided that:-

12.7.1	the valuer shall be a chartered surveyor who shall have relevant experience in valuing and letting property similar to the Property and from a reputable firm or company of chartered surveyors; and

12.7.2	the valuer shall act as an arbitrator and the arbitration shall be conducted in accordance with the Arbitration Act 1996 and if the arbitrator shall die or decline to act the President for the time being of the RICS may on the application of either party discharge the arbitrator and appoint another in his place.

12.8	If the Market Rent has not been agreed by the New Lease Completion Date then the rent payable under this Lease shall continue to be payable until such agreement or determination and within seven days after such agreement or determination the Tenant shall pay the balance due (being the shortfall between the rent under this lease and the revised rent) together with interest at the base rate of Barclays Bank plc

12.9	The Tenant shall register this Option to renew at H M Land Charges Registry and at H M Land Registry as appropriate within 6 months of the date of this Lease and the Landlord shall consent to such application provided always that in the event that the Tenant shall not exercise the option to renew conferred by this clause 12 of the Lease, the Tenant shall on the expiration of the Term (howsoever determined) immediately apply to the Land Registry and/or the Land Charges department to remove any such entries and provide evidence of such removal to the Landlord.

EXECUTED AS A DEED by the parties on the date which first appears in this Lease.

SCHEDULE 1

THE PROPERTY

ALL THOSE premises situate at and known as Portland House, Cross Chancellor Street, Leeds, LS6 2TG together with ancillary car-parking premises all which said premises are shown for the purposes of identification only edged red on the Plan and include the following so far as they exist at any time during the Term:-

(a)	all Conducting Media exclusively serving such premises;

(b)	all fixtures, fittings, plant, machinery and equipment within such premises (except tenant’s and trade fixtures, fittings, plant, machinery and equipment); and

(c)	all other structures amenities and appurtenances upon or enjoyed with the said premises.

SCHEDULE 2
GUARANTOR’S COVENANTS

1.	GUARANTEE OF PERFORMANCE

Until such time as the Tenant whose obligations the Guarantor is guaranteeing is released from its covenants by the terms of the 1995 Act the Rent and any other sum due under this Lease will be paid in accordance with this Lease and all the Tenant’s covenants and conditions contained in this Lease will be duly observed and performed as well after as before any disclaimer of this Lease and in the event of default the Guarantor will pay and make good to the Landlord on demand and indemnify the Landlord against all losses, damages, costs and expenses arising out of such default or otherwise incurred by the Landlord whether arising under a court order or by virtue of any judgment or determination.

2.	ACCEPTANCE OF NEW LEASE/RE-LETTING

If this Lease is disclaimed at any time prior to the Tenant whose obligations the Guarantor is guaranteeing being released from its covenants by the terms of the 1995 Act then:-

2.1	if so required by the Landlord within six months of the disclaimer the Guarantor will at its own cost accept a new lease of the Property for a term equal to the residue of the term granted by this Lease remaining and at the Rent payable at the date of such disclaimer and on the same terms as those contained in this Lease (and subject to any underlease or tenancy or other interest created by the Tenant for the time being affecting the Property or any part thereof) such new lease to take effect from the date of such disclaimer; and

2.2	if the Landlord alternatively desires to relet the Property otherwise than to the Guarantor then the Guarantor will pay to the Landlord on demand the Rent and other sums that would have been payable under this Lease but for the disclaimer or forfeiture including the costs incurred by the Landlord in relation to any such reletting or any attempted reletting (together with interest thereon at the Interest Rate) from the date of the disclaimer or forfeiture until th date on which the Property is relet or the date which is six months from the date of the disclaimer or the expiry of the Term whichever is the earlier

3.	LIABILITY OF THE GUARANTOR

The obligations of the Guarantor set out in paragraphs 1 and 2 are continuing and are not affected by any of the following:-

3.1	the Landlord grants time or indulgence to the Tenant or waives or fails to enforce payment of the Rent or other sums due or the performance and observance of any of the terms of this Lease;

3.2	the terms of this Lease are varied (whether in writing or otherwise) by the Landlord and the Tenant unless such variation is a relevant variation as defined in section 18(4) of the 1995 Act in which case the Guarantor is liable only to the extent provided for by section 18 of the 1995 Act;

3.3	the reversion to this Lease is transferred;

3.4	the Landlord refuses to accept the rent tendered when the Landlord was entitled (or would have been entitled after service of a notice under section 146 Law of Property Act 1925) to re-enter the Property;

3.5	the Tenant ceases to exist or its structure, composition or powers are altered;

3.6	the surrender of any part of the Property or the Term demised by this Lease;

3.7	the release of any one or more of the Tenants or Guarantors (where there are two or more);

3.8	the Guarantor would but for this provision have been released by any act or thing other than a deed of release executed by the Landlord.

4.	GUARANTOR AS PRIMARY OBLIGOR

If any purported obligation or liability of the Tenant to the Landlord contained in this Lease proves invalid or unenforceable on any ground whatsoever whether or not known to the Landlord including but not limited to any illegality or defect in the powers of the Tenant or the manner in which they are exercised or the authority of the person purporting to exercise them or any legal or other limitation disability or incapacity of the Tenant the Guarantor is liable to the Landlord as primary obligor in respect of the purported obligations and liabilities contained in this Lease or arising under it as if they were valid and enforceable, and the Guarantor hereby agrees to indemnify the Landlord fully in respect of any loss suffered by the Landlord as a result of any failure of the Tenant to carry out any such purported obligation or liability.

SIGNED (but not delivered until the	)
date hereof) AS A DEED by	)
ANGELA JANE BOND WALLIS	)
in the presence of:-)

Signature of Witness:

Name of Witness:

Address:

SIGNED (but not delivered until the	)
date hereof) AS A DEED by	)
DAVID ALAN WOODS	)
in the presence of:-)

Signature of Witness:

Name of Witness:

Address:

EXECUTED (but not delivered until the	)
date hereof) AS A DEED by	)
BAF PRINTERS LIMITED	)
acting by:-)

Director

Director/Secretary

EXECUTED (but not delivered until the	)
date hereof) AS A DEED by	)
MTS MEDICATION TECHNOLOGIES LIMITED	)
acting by:-)

Director

Director/Secretary